Exhibit 99.1

NEWS RELEASE

Contact: Earl Posey (210) 293-7918 www.globalscape.com

GlobalSCAPE Adds Fifth Board Member

SAN ANTONIO, TEXAS, December 6, 2006 — GlobalSCAPE (OTCBB:GSCP), a leading developer of secure server and Enhanced File Transfer (EFT) Management solutions and WAFS, today announced that Frank M. Morgan has agreed to join the GlobalSCAPE Board effective immediately.  Mr. Morgan has been appointed Chairman of the Board’s Governance and Nominating Committee.

Mr. Morgan is currently Vice President and General Manager of the Information Systems Department, Intelligence Solutions Division, L-3 Communications Services Group, managing offices in Reston, Va., Colorado Springs, Co, and San Antonio, TX.  He held a similar position with Titan Corporation before its acquisition by L-3.

L-3’s San Antonio office provides both classified and unclassified support to the Air Intelligence Agency, Air Force Information Warfare Center for computer security issues, and the Joint Information Operations Warfare Center.  His staff assists the Air Force in conducting vulnerability assessments of DoD and National Agency computer networks.

Mr. Morgan worked for BTG, Inc. (acquired by Titan Corp.), a publicly traded software development company and computer security product value added reseller.  BTG provided support for the WheelGroup, a company that developed the first scalable, reactive, near real-time, automatic intrusion detection system, NETRANGER.  As vice president of federal sales, Mr. Morgan was responsible for marketing this product across the federal government.  WheelGroup was sold to Cisco and NETRANGER became the basis for Cisco’s Active Audit System.

Mr. Morgan spent 26 years in the Air Force, retiring in 1996 as a Colonel.  His assignments included three tours at the Pentagon in both operations and acquisition.  He holds a B.S. in Aeronautical Engineering from the Air Force Academy, a M.S. in Human Resources Management from the University of Utah, and a M.S. in National Security and Strategic Studies from the Naval War College.

“We are excited to have Frank join our Board for many reasons,” commented Randy Poole, President and CEO of GlobalSCAPE.  “He is certainly a quality individual, and has much experience in software development, security, and government sales.  With Frank’s addition to our board, we now have a majority of independent directors.  This should allow us to meet national listing requirements.”

About GlobalSCAPE

GlobalSCAPE is a leading provider of managed and secured file transfer (EFT), wide area file services (WAFS), and continuous data protection software (CDP). Virtually all of the Fortune 100 use GlobalSCAPE products to secure and accelerate their data exchange.  GlobalSCAPE’s innovative managed file transfer solution, Enhanced File Transfer (EFT), enables all types of organizations to speed and automate the secure storage and movement of their data across the corporate firewall to external entities, and help them comply with government mandates such as HIPAA, Sarbanes-Oxley, and GLBA. GlobalSCAPE’s Wide Area File Services (WAFS) deliver transparent, secure file replication that allows companies with branch offices across large geographic distances to replicate files within the corporate firewall to provide local file access speeds to each office, while reducing network utilization and maintaining file coherence and lock semantics. Continuous Data Protection (CDP) is GlobalSCAPE’s real-time, continuous data backup solution that assures that any information on the network, even on distributed and remote servers, can be restored from any point in time in event of data loss.  GlobalSCAPE is headquartered in San Antonio, TX.  For more information, please visit http://www.globalscape.com or call GlobalSCAPE toll-free at 800-290-5054 (US) or 210-308-8267 (international).